Exhibit 3(ii)
ARTICLE III
     Section 2. Number, Election and Terms; Nominations. The number of the Directors of the Corporation shall be fixed from time to time by resolution of the Board of Directors but shall not be less than five nor more than 25. The Directors, other than those who may be elected by the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as determined by the Board of Directors of the Corporation, one class to be originally elected for a term expiring at the Annual Meeting of Stockholders to be held in 2009, another class to be originally elected for a term expiring at the Annual Meeting of Shareholders to be held in 2010, and another class to be originally elected for a term expiring at the Annual Meeting of Shareholders to be held in 2011, with each class to hold office until its successor is elected and qualified. At each Annual Meeting of the shareholders of the Corporation, the successors of the class of Directors whose term expires at that meeting shall be elected to hold office for a term expiring at the Annual Meeting of Shareholders held in the third year following the year of their election. Directors need not be residents of the State of West Virginia but shall be shareholders of the Corporation.
     Section 17. Removal. Any Director may be removed from office, with or without cause and only by the affirmative vote of the holders of 75% of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of Directors, voting together as a single class.
ARTICLE XI AMENDMENTS
     Subject to the provisions of the Articles of Incorporation, these Bylaws may be altered, amended or repealed at any regular meeting of the shareholders (or at any special meeting thereof duly called for that purpose) by a majority vote of the shares represented and entitled to vote at such meeting; provided that in the notice of such meeting notice of such purpose shall be given. Subject to the laws of the State of West Virginia, the Articles of Incorporation and these Bylaws, the Board of Directors may by majority vote of those present at any meeting at which a quorum is present amend these Bylaws, or enact such other Bylaws as in their judgment may be advisable for the regulation of the conduct of the affairs of the Corporation; provided, however, that, without the affirmative vote of two-thirds of all members of the Board, the Board may not amend the Bylaws to (i) change the principal office of the Corporation, (ii) change the number of Directors, or (iii) make a substantial change in the duties of the Chairman of the Board and the President.